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                           November 12, 2020

       Lynn Zhao
       Chief Financial Officer
       Socket Mobile, Inc.
       39700 Eureka Drive
       Newark, CA 94560

                                                        Re: Socket Mobile, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 5,
2020
                                                            File No. 333-249873

       Dear Ms. Zhao:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Herbert P. Fockler